Exhibit 10.56

January 15, 2018

Mr. Dennis Thatcher

Mission Broadcasting, Inc.

30400 Detroit Road

Suite 304

Westlake, OH  44145

Re:  Agreement for the Sale of Commercial Time for KTVE-TV, El Dorado, Arkansas

Dear Dennis:

Nexstar Broadcasting, Inc. (“Nexstar”) and Mission Broadcasting, Inc. (“Mission”) are parties to an Agreement for the Sale of Commercial Time with respect to KTVE (the “JSA”) dated as of January 16, 2008, the initial term of which also expires as of January 16, 2018.  Pursuant Section 1 of the JSA, the term of the JSA shall be extended for an additional ten (10) year term, unless either party provides at least six months notice of its intent to terminate such Agreement.

This letter is to confirm that neither Nexstar nor Mission has provided the requisite notice of termination for either Agreement; and it is the parties’ intent that the JSA continue in effect pursuant to the terms thereof (as amended from time to time).  Accordingly, Nexstar and Mission hereby agree to extend the terms of the JSA for a period of ten years.  Please confirm Mission’s agreement by signing the enclosed duplicate copy of this letter and returning it to my attention.

Thank you.

Sincerely,

/s/ Elizabeth Ryder

Elizabeth Ryder

Executive Vice President &

General Counsel

Acknowledged and Agreed:

Mission Broadcasting, Inc.

By: /s/ Dennis Thatcher

Title:  President